                                                                    EXHIBIT 99.1


Getty Realty Corp. Announces Closing of Common Stock Offering and
Stockholder Approval of REIT Ownership Limitations; Will Elect REIT Status Beginning With 2001 Calendar Year

JERICHO, N.Y., Aug. 1 /PRNewswire/ -- Getty Realty Corp. (NYSE: GTY) today announced the closing of its public offering of 8,855,000 shares of its common stock (including exercise of the underwriters' over-allotment option) at a price of $16 per share. The offering was lead managed by Merrill Lynch & Co. and co-managed by Legg Mason Wood Walker, Incorporated. Getty also announced that at a special meeting of stockholders held earlier today, its stockholders approved a charter amendment containing ownership limitations typical for real estate investment trusts (REITs).
Getty will use a portion of the $133.5 million net proceeds of the offering to pay the previously announced $64.1 million special one-time cash distribution to stockholders. The special distribution is payable August 2, 2001 to holders of record of Getty common stock and series A preferred stock as of the close of business on July 25, 2001. Common stockholders will receive $4.15 per share and series A preferred stockholders will receive $4.20 per share. Purchasers of Getty common stock in the public offering will not receive any portion of the special distribution on any of the shares of common stock they purchased.

Getty will elect to be taxed as a REIT under the federal income tax laws beginning with the year ending December 31, 2001. As a REIT, the Company will be required to distribute at least 90% of its taxable income to stockholders each year. Getty intends to pay common stock dividends of $0.4125 per quarter ($1.65 per share on an annual basis), commencing with the quarterly dividend to be declared in September 2001. Payment of dividends is subject to market conditions, Getty's financial condition, the distribution preferences of Getty's preferred stock and other factors, and therefore cannot be assured.

Leo Liebowitz, President and Chief Executive Officer of Getty, said, "We are pleased that our long-term plan conceived more than 18 months ago has yielded enhanced value to our stockholders. We also welcome our new stockholders and pledge to continue to work on delivering strong performance for many years to come."

Getty Realty Corp. is a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. Getty owns and leases approximately 1,100 properties in the Eastern United States. Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "believes," "expects," "plans," "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of Getty to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

SOURCE Getty Realty Corp.

CONTACT: Leo Liebowitz, President and Chief Executive Officer of Getty

Realty Corp., +1-516-338-1222